Exhibit 99.1

 Intel Second-Quarter Revenue $8.05 Billion; Earnings Per Share 27 Cents

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 13, 2004--Intel Corporation today announced second-quarter revenue of $8.05 billion, approximately flat sequentially and up 18 percent year-over-year.
    Second-quarter net income was $1.8 billion, flat sequentially and up 96 percent year-over-year. Earnings per share were 27 cents, up 4 percent sequentially and up 93 percent from 14 cents in the second quarter of 2003.
    "Intel continued to post strong year-over-year results in the second quarter as our microprocessor business followed seasonal trends and our communications business grew nicely, led by flash memory," said Intel CEO Craig R. Barrett. "We had a notable quarter with respect to new product launches with the introduction of 90 nm processors for mobile and the enterprise market segment along with our Grantsdale chipset for the desktop which delivers some of the most significant PC platform enhancements in a decade. Looking to the second half, we will use our investments in leading-edge capacity to drive growth in our core microprocessor business and expand our presence in chipsets, flash and other communications products."
    Intel's second-quarter results included a previously disclosed $62-million reversal of previously accrued taxes primarily related to the closing of a state income tax audit, as well as an adjustment to the effective tax rate. These items increased second-quarter earnings-per-share by 1.7 cents. Intel's first-quarter results included a legal settlement charge that reduced earnings per share by
1.7 cents.

    BUSINESS OUTLOOK

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 12.

    -- Revenue in the third quarter is expected to be between $8.6 billion and $9.2 billion.
    -- Gross margin percentage in the third quarter is expected to be approximately 60 percent, plus or minus a couple of points. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs and inventory valuation, capacity utilization, and the timing of factory ramps and associated costs.
    -- The gross margin percentage for 2004 is now expected to be 60 percent, plus or minus a couple of points, as compared to the previous expectation of 62 percent, plus or minus a few points. The company expects faster growth in products such as flash memories, chipsets and motherboards that have lower margins. In addition, Intel expects microprocessor margins to increase at a rate slower than previously expected due to a slight reduction in microprocessor average selling prices and a slower than expected reduction in microprocessor unit costs.
    -- Expenses (R&D plus MG&A) in the third quarter are expected to be approximately $2.5 billion. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.
    -- The R&D spending expectation for 2004 is unchanged at approximately $4.8 billion.
    -- The capital spending expectation for 2004 is unchanged at between $3.6 billion and $4.0 billion.
    -- Gains from equity investments and interest and other in the third quarter are expected to be approximately $50 million.
    -- The tax rate for the third quarter is now expected to be approximately 31 percent, as compared to the previous expectation of approximately 32 percent, primarily due to an increase in the estimated tax benefit for export sales. The tax rate expectation is based on current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by changes in tax law, the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, the resolution of issues arising from tax audits with various tax authorities, and the ability to realize deferred tax assets.
    -- Depreciation is expected to be between $1.1 billion and $1.2 billion in the third quarter and approximately $4.6 billion for the year.
    -- Amortization of acquisition-related intangibles and costs is expected to be approximately $40 million in the third quarter and approximately $175 million for the full year.

    SECOND-QUARTER REVIEW AND RECENT HIGHLIGHTS

    Financial Review

    -- The gross margin percentage for the second quarter was 59.4 percent, below the revised expectation of between 60 percent and 61 percent due to an unanticipated $38-million charge for a chipset manufacturing excursion that occurred late in the quarter and revenue being slightly below the midpoint of the updated range.
    -- Gains from equity investments and interest and other in the quarter were $39 million, below the previous expectation of approximately $60 million, primarily due to higher than expected impairments.
    -- The effective tax rate for the quarter was 27.4 percent including the $62-million reversal of previously accrued taxes and an adjustment for an increase in the estimated tax benefit for export sales.
    -- Inventory levels grew by approximately $427 million during the quarter, with approximately half of the increase coming from microprocessor inventories, and the balance primarily from flash memory and chipset inventories.

    Key Product Trends (Sequential)

    -- Intel Architecture microprocessor units were lower. The average selling price was just below the first-quarter level.
    -- Chipset units were higher.
    -- Motherboard units set a record.
    -- Flash memory units were significantly higher.
    -- Connectivity product units set a record.

    Intel Architecture Business

    During the quarter, Intel introduced 22 microprocessors built on 90 nm lithography and 300 mm wafers, as well as the first chipsets using the company's 130 nm technology. The introductions bring new microprocessor and platform technology to a wide range of desktop, notebook, workstation and server systems.
    For the desktop, Intel introduced a new family of chipsets designed to help make home PCs more entertaining and business PCs more productive and secure. Formerly code-named Grantsdale and Alderwood, the Intel(R) 915 G/P and 925X Express chipsets deliver some of the most significant PC platform enhancements in a decade, including support for high-definition video, 7.1 surround sound audio and dual displays. Intel also introduced six Pentium(R) 4 processors with Hyper-Threading (HT) technology that can be used with the new chipsets to help users better enjoy digital music, photos, videos and games on the PC. The company also introduced four Celeron(R) D processors for value desktop systems.
    In mobile, the company launched new Intel(R) Pentium(R) M processors designed to boost the performance of wireless-enabled notebooks based on Intel(R) Centrino(TM) mobile technology. Formerly code-named Dothan, the processors include new design features such as increased on-die cache memory that enhance the way wireless notebook users work, learn, play and communicate. The company also introduced several Mobile Intel(R) Pentium(R) 4 processors for desktop-equivalent notebooks and a Celeron(R) M processor for value notebooks.
    For the enterprise, Intel introduced new Intel(R) Xeon(R) processors, formerly code-named Nocona, which together with the Intel(R) E7525 chipset bring new capabilities and performance levels to workstations. The platforms support HT Technology, an 800 MHz system bus, PCI Express graphics and I/O, DDR2 memory, 64-bit memory extension technology for working with data sets greater than 4 GB, and Demand Based Switching with enhanced Intel(R) SpeedStep(R) technology for lower power consumption. Server platforms based on the new Intel Xeon processors are expected to be introduced during the third quarter.
    The Itanium(R) 2 processor continued to gain acceptance in commercial IT deployments at companies including The Body Shop, Procter & Gamble and Volvo. Software availability for the Itanium processor grew with the commercial release of SAS(1) 9 business intelligence software optimized for Itanium 2-based servers. Intel showed the first wafers of a next-generation Itanium processor code-named Montecito that contains 1.7 billion transistors. Montecito is expected to deliver up to twice the performance of current Itanium processors and is scheduled to be the company's first dual-core processor when introduced in 2005.
    In high-performance computing, the Top500(1) ranking for June reported that more than half of the world's 500 fastest supercomputers are based on Intel Xeon and Itanium 2 processors, up from just one Intel-based system in the June 2001 ranking. The Itanium-based "Thunder" system at the Lawrence Livermore National Laboratory was ranked second fastest in the world.

    Intel Communications Group

    In flash, the company increased shipments of its 1.8-volt Intel(R) StrataFlash(R) wireless memory optimized for cellular devices and expanded its product offerings into the "broad market" segment for flash in products such as set-top boxes, communications equipment and many other embedded systems.
    In communications infrastructure, Huawei Technologies and Korea Telecom adopted Intel-based modular communications solutions in forthcoming products. The new equipment will use standards-based AdvancedTCA(1) system technology along with carrier grade Linux(1). Intel also introduced a 1U carrier grade server and announced new versions of its Pentium M, Ultra Low Voltage Celeron M, and Intel(R) PXA270 processors for use in communications infrastructure and other embedded applications.
    In wireless networking, Intel and Proxim announced plans to develop WiMAX base stations and customer premise equipment for fixed and portable access. Intel announced agreements with the municipalities of Dalian and Chengdu to help bring WiMAX connectivity to Internet users in these Chinese cities. In wireline networking, Intel introduced a server adapter that provides the low cost, small form factor and multimode fiber capabilities needed to bring 10-gigabit Ethernet connectivity to the data center.
    In applications processing, customers including Dell Computer and palmOne introduced personal digital assistants based on the recently announced Intel(R) PXA27X processor family, formerly code-named Bulverde.

    Technology and Manufacturing Group

    Intel's transition to 90 nm, 300 mm silicon technology made continued progress during the quarter, with further yield increases and a crossover with 130 nm microprocessor fabrication volumes. The company expects a crossover in total microprocessor shipments during the third quarter and anticipates that the vast majority of its microprocessor shipments will be converted to 90 nm technology by the end of the year. Intel also plans to begin production of the company's first 90 nm flash products on 200 mm technology during the third quarter.
    Intel announced the start of production at Fab 24 in Ireland, the company's third factory capable of producing 90 nm processors on 300 mm wafers. The company also announced plans to invest an additional $2 billion in its Irish facilities to expand clean room capacity and enable 65 nm manufacturing at Fab 24 along with a planned expansion called Fab 24-2.
    Intel announced that it has begun a $2 billion construction project to convert Fab 12, a 200 mm wafer fabrication facility in Chandler, Ariz., to a 300 mm facility for initial use in 65 nm production. The project is scheduled to be completed in late 2005.

    EARNINGS WEBCAST

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Oct. 12.

    STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Sept. 2. From the close of business on Aug. 27 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

    RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

    The statements in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, the availability of externally purchased components or materials, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of Intel's products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, including the ramp of 90 nm process technology on 300 mm wafers, excess manufacturing capacity, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations, and regulatory requirements which may limit Intel's or its customers' ability to manufacture, assemble and test, design, develop or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect Intel's business and impact customer order patterns. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and/or regulatory matters described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended March 27.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

    Intel, Pentium, Celeron, Intel Centrino, Intel Xeon, Intel
SpeedStep, Itanium and Intel StrataFlash are marks or registered trademarks of Intel Corporation or its subsidiaries in the United
States and other countries.

    (1) Other names and brands may be claimed as the property of others.


                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               June 26,  June 28,  June 26,  June 28,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
NET REVENUE                    $  8,049  $  6,816  $ 16,140  $ 13,567
Cost of sales                     3,269     3,348     6,490     6,587
                               --------- --------- --------- ---------
GROSS MARGIN                      4,780     3,468     9,650     6,980
                               --------- --------- --------- ---------

Research and development          1,186     1,029     2,381     2,048
Marketing, general and
 administrative                   1,170     1,073     2,311     2,091
Impairment of goodwill                -         6         -         6
Amortization of acquisition-
 related intangibles and costs       43        84       101       168
                               --------- --------- --------- ---------
OPERATING EXPENSES                2,399     2,192     4,793     4,313
                               --------- --------- --------- ---------
OPERATING INCOME                  2,381     1,276     4,857     2,667
Gains (losses) on equity
 securities, net                     (8)      (58)       11      (185)
Interest and other, net              47        53        96       105
                               --------- --------- --------- ---------
INCOME BEFORE TAXES               2,420     1,271     4,964     2,587
Income taxes                        663       375     1,477       776
                               --------- --------- --------- ---------
NET INCOME                     $  1,757  $    896  $  3,487  $  1,811
                               ========= ========= ========= =========

BASIC EARNINGS PER SHARE       $   0.27  $   0.14  $   0.54  $   0.28
                               ========= ========= ========= =========
DILUTED EARNINGS PER SHARE     $   0.27  $   0.14  $   0.53  $   0.27
                               ========= ========= ========= =========

COMMON SHARES OUTSTANDING         6,449     6,525     6,464     6,540
COMMON SHARES ASSUMING DILUTION   6,558     6,580     6,591     6,595


                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                    June 26,    March 27,   Dec. 27,
                                      2004        2004        2003
                                   ----------- ----------- -----------
CURRENT ASSETS
Cash and short-term investments    $   14,264  $   13,146  $   13,539
Trading assets                          2,708       2,572       2,625
Accounts receivable                     3,183       3,374       2,960
Inventories:
  Raw materials                           395         355         333
  Work in process                       1,912       1,682       1,490
  Finished goods                          916         759         696
                                   ----------- ----------- -----------
                                        3,223       2,796       2,519

Deferred tax assets and other           1,380       1,203       1,239
                                   ----------- ----------- -----------
  Total current assets                 24,758      23,091      22,882

Property, plant and equipment,
 net                                   16,007      16,192      16,661
Marketable strategic equity
 securities                               582         608         514
Other long-term investments             2,238       2,043       1,866
Goodwill                                3,730       3,705       3,705
Other assets                            1,357       1,449       1,515
                                   ----------- ----------- -----------

  TOTAL ASSETS                     $   48,672  $   47,088  $   47,143
                                   =========== =========== ===========
CURRENT LIABILITIES
Short-term debt                    $      216  $      296  $      224
Accounts payable and accrued
 liabilities                            5,253       4,928       5,237
Deferred income on shipments to
 distributors                             640         701         633
Income taxes payable                    1,429         491         785
                                   ----------- ----------- -----------
  Total current liabilities             7,538       6,416       6,879

LONG-TERM DEBT                            898         927         936
DEFERRED TAX LIABILITIES                1,643       1,635       1,482

STOCKHOLDERS' EQUITY                   38,593      38,110      37,846
                                   ----------- ----------- -----------
  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY            $   48,672  $   47,088  $   47,143
                                   =========== =========== ===========


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                         Q2 2004   Q1 2004   Q2 2003
                                        --------- --------- ----------
GEOGRAPHIC REVENUE:
   Americas                               $1,956    $2,163     $1,955
                                              24%       27%        28%
   Asia-Pacific                           $3,661    $3,284     $2,778
                                              45%       40%        41%
   Europe                                 $1,665    $1,927     $1,418
                                              21%       24%        21%
   Japan                                    $767      $717       $665
                                              10%        9%        10%
ADDITIONAL REVENUE-RELATED INFORMATION:
Intel Architecture business
 microprocessor revenue                   $5,751    $5,980     $4,844
Intel Architecture business chipset,
 motherboard and other revenue            $1,023    $1,045     $1,006
Flash revenue                               $587      $417       $411

CASH INVESTMENTS:
Cash and short-term investments          $14,264   $13,146    $11,202
Trading assets - fixed income (1)         $2,390    $2,265     $2,162
                                        ------------------------------
Total cash investments                   $16,654   $15,411    $13,364
INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities      $582      $608        $63
Other strategic investments                 $640      $680       $735
                                        ------------------------------
Total Intel Capital portfolio             $1,222    $1,288       $798
TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (2)       $318      $307       $272
Total trading assets - sum of 1+2         $2,708    $2,572     $2,434

SELECTED CASH FLOW INFORMATION:
Depreciation                              $1,151    $1,140     $1,162
Impairment of goodwill                        $0        $0         $6
Amortization of acquisition-related
 intangibles & costs                         $43       $58        $84
Capital spending                         ($1,026)    ($680)     ($923)
Stock repurchase program                 ($1,511)  ($1,505)   ($1,006)
Proceeds from sales of shares to
 employees, tax benefit & other             $258      $490       $166
Dividends paid                             ($258)    ($259)     ($131)
Net cash used for acquisitions              ($33)       $0         $0

SHARE INFORMATION:
Average common shares outstanding          6,449     6,480      6,525
Dilutive effect of stock options             109       144         55
Common shares assuming dilution            6,558     6,624      6,580

STOCK BUYBACK:
   Shares repurchased                       56.0      49.2       51.8
   Shares authorized for buyback         2,300.0   2,300.0    2,300.0
   Cumulative shares repurchased        (1,991.2) (1,935.2)  (1,824.6)
   Shares available for buyback            308.8     364.8      475.4

OTHER INFORMATION:
Employees (in thousands)                    81.7      80.5       78.7
Days sales outstanding                        36        36         36



                           INTEL CORPORATION
              SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            ($ in millions)

                          Q2 2004  Q1 2004  YTD 2004  Q2 2003 YTD 2003
----------------------------------------------------------------------
OPERATING SEGMENT
INFORMATION:

Intel Architecture Business
  Revenue                   6,774    7,025    13,799    5,850  11,622
  Operating income          2,788    3,008     5,796    1,829   3,734
----------------------------------------------------------------------
Intel Communications Group
  Revenue                   1,271    1,065     2,336      957   1,920
  Operating loss             (126)    (219)     (345)    (255)   (473)
----------------------------------------------------------------------
All Other
  Revenue                       4        1         5        9      25
  Operating loss             (281)    (313)     (594)    (298)   (594)
----------------------------------------------------------------------
Total
  Revenue                   8,049    8,091    16,140    6,816  13,567
  Operating income          2,381    2,476     4,857    1,276   2,667
----------------------------------------------------------------------

Beginning in 2004, the company combined its communications-related businesses into a single organization, the Intel Communications Group
(ICG). Previously, these communications businesses were in two separate product line operating segments: the former Intel Communications Group and the Wireless Communications and Computing Group. The company now consists of two reportable product-line operating segments: the Intel Architecture business, which is composed of the Desktop Platforms Group, the Mobile Platforms Group and the Enterprise Platforms Group; and ICG. All prior period amounts have been restated to reflect the new presentation as well as certain minor reorganizations effected through the second quarter of 2004.

The Intel Architecture operating segment's products include microprocessors and related chipsets and motherboards. ICG's products include flash memory; wired Ethernet and wireless connectivity products; communications infrastructure components such as network and embedded processors and optical components; microcontrollers; application and cellular processors used in cellular handsets and handheld computing devices; and cellular baseband chipsets.

The "all other" category includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments.